Exhibit 10.12


                            ASSET PURCHASE AGREEMENT


         THIS AGREEMENT FOR PURCHASE OF ASSETS ("this Agreement") is dated as of January 16, 1996, and is by and between Bloomington Comco, Inc. duly organized under the laws of the State of Illinois (referred to herein as "Seller" ), and WYZZ, Inc., a corporation duly organized under the laws of the State of Maryland ("Buyer").

                                    RECITALS

         WHEREAS, Seller owns certain assets and is the licensee of certain broadcast licenses issued by the Federal Communications Commission ("FCC") (the "Station Assets") as described in more detail in Article I hereof and which are used in connection with the business and operation of broadcast station WYZZ-TV Channel 43, Peoria/Bloomington, Illinois, (the "Station").

         WHEREAS, Seller desires to sell to Buyer the Station and the Station Assets described in more detail below, and Buyer desires to acquire the Station Assets all on the terms described herein.

         WHEREAS, at the Closing (as defined in Section 2.2 herein) Seller will transfer to Buyer all of the Station Assets described in this Agreement and existing on the Closing Date.

         NOW, THEREFORE, IN CONSIDERATION OF the foregoing and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                    ARTICLE I

                               TRANSFER OF ASSETS

         1.1 Transfer of Assets. Upon and subject to the terms and conditions stated in this Agreement, on the Closing Date, Seller shall convey, transfer, deliver, and, in the case of the FCC Authorizations (as defined below) , assign to the Buyer, and the Buyer shall acquire, by assignment or otherwise, from Seller, all of Seller's rights in, to and under the Station Assets described below.

                  (a) FCC Authorizations. All FCC Authorizations issued to Seller with respect to the Station, including, without limitation, those shown on Schedule 1.1(a) to this Agreement, and all applications therefor, together with any renewals, extensions, or modifications thereof and additions thereto.


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                  (b)  Tangible  Personal  Property.  The  equipment,  vehicles, furniture, fixtures, transmitting towers, transmitters, office materials and supplies, spare parts and other tangible personal property of every kind and description owned as of the date of this Agreement by Seller and used in-connection with the business and operations of the Station, as more particularly described on Schedule 1.1(b), and any additions, improvements, replacements, and alterations thereto made between the date of this Agreement and the Closing Date, but excluding: (I) all such property which is consumed, retired, or disposed of by Seller in the ordinary course of their business between the date of this Agreement and the Closing Date; or (ii) as otherwise permitted by this Agreement.

                  (c) Real Property. The real property owned by Seller listed and designated as such on Schedule 1.1(c) (the "Realty"), and all buildings, structures, towers, and improvements thereon listed and designated as such on
Schedule 1.1(c) (the "Real Property Improvements") owned as of the date hereof by Seller and used in the business and operations of the Station and all other leaseholds and other interests in real property listed and designated as such on
Schedule 1.1(c) (the "Leasehold Interests").

                  (d) Agreements for Sale of Time. All orders and agreements now existing or entered into in the Station's ordinary course of business between the date hereof and the Closing Date for the sale of advertising time on the Station to the extent unperformed as of the Closing Date.

                  (e) Program Contracts. All program licenses and contracts listed on Schedule 1.1(e) under which Seller is authorized to broadcast film product or programs on the Station, other than the Excluded Contracts (as defined in Section 1.2(g)), together with all program licenses and contracts that will have been entered into in the ordinary course of business of the Station and which have been reviewed with and accented by the Buyer between the date of this Agreement and the Closing Date and the making of which by Seller is permitted by this Agreement, to the extent existing as of the Closing Date (collectively, the "Program Contracts").

                  (f) Other Contracts. Any contracts (including all operating lease arrangements, equipment operating leases, and other operating leases) relating to the Station Assets, to which Seller and/or Station is a party (in addition to any not included in those set forth in Sections 1.1(c), 1.1(d) and 1.1(e) hereof) (collectively, "Other Contracts") listed on Schedule 1.1(f), together with all such contracts in any way related to the Station Assets that will have been entered into in the ordinary course of business of the Station between the date of this Agreement and the Closing Date and the making of which by Seller is permitted by this Agreement, to the extent existing as of the Closing Date. As used in this Agreement, "Contract" means any agreement, lease, arrangement, commitment, or understanding, written or oral, expressed or implied, to which the Station or Seller with respect to the Station are a party or are bound.

                  (g) Trademarks, etc. The trademarks, service marks, patents, trade names, jingles, slogans, and logotypes including, without limitation, Seller's right to use the call letters

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



"WYZZ" owned and used by Seller in connection with the business and operation of the Station Assets by the Station and Seller as of the date hereof listed on
Schedule 1.1(g) to this Agreement ("Trademarks, etc.") as well as any others acquired by Seller in connection with the business and operation of the Station Assets by the Station and Seller between the date hereof and the Closing Date.

                  (h) Programming Copyrights. All program and programming materials and elements of whatever form or nature owned by Seller and used solely in connection with the business and operations of the Station as of the date hereof, whether recorded on tape or any other substance or intended for live performance, and whether completed or in production, and all related common law and statutory copyrights owned by or licensed to Seller and used in connection with the business and operations of the Station, together with all such programs, materials, elements, and copyrights acquired between the date hereof and the Closing date as set forth on Schedule 1.1(h) to this Agreement (collectively, the "Programming Copyrights").

                  (I) Files and Records. All files and other records of Seller relating solely to the business and operations of the Station other than account books of original entry and other than duplicate copies of such files and records, if any, that are maintained at the corporate offices of Seller or Seller's parent corporation, if any, for tax accounting purposes.

                  (j) Goodwill. All of Seller's goodwill in and going concern value of the Station.

                  (k) Other Assets. All other assets of Seller relating to the business and operation of Station Assets by the Station and/or the Seller not expressly excluded in Section 1.2 hereof.

                  (l) Prepaid Items. All deposits and prepaid expenses.

                  (m) Financial Statements, Books,, and Records. Copies of all financial statements (whether internal, compilation, reviewed, or audited), including all books, records, accounts, checks, payment records, tax records (including payroll, unemployment, real estate, and other tax records), and other such similar books and records of Seller with respect to the station for three
(3) fiscal years immediately preceding the date hereof and all interim periods following the date hereof through and including the Closing.

                  (n) Network Affiliation Agreements. Any and all of the Station's network affiliation agreements, including but not limited to Seller's affiliation agreement with the Fox Broadcasting Company or Fox Inc. (collectively "Fox") listed on Schedule 1.1(n) to this Agreement.

         1. 2. Excluded Assets. There shall be excluded from the Station Assets and retained by Seller, to the extent in existence on the Closing Date, the following assets (the "Excluded Assets") :

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                  (a) Cash. All cash,  cash  equivalents,  and cash items of any kind whatsoever, certificates of deposit, money market instruments, bank balances, and rights in and to bank accounts, marketable and other securities of either Seller.

                  (b) Personal Property Disposed Of. All tangible personal property disposed of or consumed in the ordinary course of the business of the Station between the date of this Agreement and the Closing.

                  (c) Insurance. All contracts of insurance and all insurance plans and the assets thereof.

                  (d) Claims. Any and all claims of Seller with respect to transactions occurring prior to the Closing Date, including, without limitation, claims for tax refunds and claims of Seller under contracts with respect to events occurring prior to the Closing Date.

                  (e) Name. Any right to use the name "Bloomington Comco, Inc.," or any logo or variation thereof.

                  (f) Pension Assets, Etc. Pension, profit sharing, retirement, bonus, stock purchase, savings plans and trusts, 401(k) plans, health insurance plans, and the assets thereof, and all other plans, agreements, or understandings to provide employee benefits of any kind for employees of Seller.

                  (g) Certain Contracts. The agreements listed on Schedule 1.2(g) hereof (the "Excluded Contracts") and any contract which is not capable of being transferred or assigned without the approval or consent of any party thereto or any third party if such approval or consent has not been obtained, subject, however, to Sections 1.3 and 8.5 hereof.

                  (h) Certain Books and Records. Seller's account books of original entry with respect to the Station, and all books, records, accounts, checks, payment records, tax records (including payroll, unemployment, real estate, and other tax records), and other similar books, records, and information of Seller relating to Seller's operation of the business of the Station prior to Closing, with the proviso that Buyer shall be allowed to maintain copies of all such records and/or upon a written request for same shall be allowed further access to all excluded records at all reasonable times.

                  (I) Receivables. All notes and accounts receivable and other receivables of seller relating to or arising out of the operation of the Station prior to the Closing.

         1.3. Liabilities. The Station Assets, including those subject to capital lease arrangements, shall. be sold and conveyed to Buyer, as of the Closing Date, free and clear of all liens, security interests, and encumbrances except (a) those disclosed on Schedule 1.3 hereto as "continuing" and the leases listed on Schedule 1.1(c); (b) encumbrances on the real property

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



included in the Station Assets that do not materially affect the value or the current use and enjoyment thereof in the operation of the Station; and (c) the Assumed Liabilities (as hereinafter defined) and the other obligations and liabilities of Buyer assumed hereunder (all of the foregoing are sometimes referred to herein collectively as "Permitted Encumbrances"). Buyer agrees that on the Closing Date Buyer shall assume, undertake, and agree to pay, satisfy, perform, and discharge only those liabilities and obligations of Seller which have not yet accrued but which arise on or after the Closing Date under the contracts assigned pursuant to Sections 1.1(d) and (e) and any contracts that are entered into after the date hereof as permitted by this Agreement (all of the foregoing are referred to herein collectively as the "Assumed Liabilities").

         If any required approval of or consent to the transfer and assignment of any contract included in the Station Assets is not obtained, Buyer shall assume and shall pay, satisfy, perform, and discharge Seller's liabilities and obligations which arise thereunder on and after the Closing Date unless Buyer's enjoyment of the rights and benefits under any such contract is expressly terminated by the other party thereto by affirmative action within six (6) months after the Closing Date because of such failure to obtain approval or consent and not because of any other default or nonperformance by Buyer or of a failure of Buyer. The liabilities and obligations assumed pursuant to the immediately preceding sentence shall also constitute "Assumed Liabilities" for purposes of this Agreement.

         Buyer shall not assume or be liable for (a) any liability or obligation arising out of the business or operations of the Station or the Station Assets prior to the Closing Date (except for the Assumed Liabilities and other obligations and liabilities specifically assumed by Buyer hereunder) ; (b) any liability or obligation under any contracts not specifically assumed by Buyer hereunder; (c) any liability or obligation of Seller for any federal, state, or local income or other taxes (subject, in the case of real estate or payroll taxes, if any, to proration at Closing); (d) any liability or obligation with respect to the Excluded Contracts; (e) any liability or obligation to any employee or former employee of Seller or the Station attributable to any period of time prior to the Closing Date including any liability for accrued vacation and other benefits; (f) any liability or obligation of Seller arising out of any litigation, proceeding, or claim by any person or entity relating to the business or operations of the Station by Seller prior to the Closing Date, whether or not such litigation, proceeding, or claim is pending, threatened, or asserted before, on, or after the Closing Date; (g) any severance or other liability arising out of the termination of any employee's employment with Seller; or (h) any duty, obligation, or liability relating to any pension, 401(k) or other similar plan, agreement, or arrangement provided by Seller to employees of Seller, and none of such plans shall be assumed by Buyer. The foregoing paragraph shall act exclusively for the benefit of the parties to this Agreement and not for the benefit of any other person or entity.

         Seller shall not be held liable for by Buyer (a) any liability or obligation arising out of the business or operations or the Station Assets by the Buyer on or after the Closing Date; (b) any Assumed Liabilities or other liabilities and obligations assumed by the Buyer under this Agreement; (c) any liability or obligation of Buyer for any federal, state, or local income or other taxes; (d) any liability or obligation incurred or assumed by Buyer with respect to any of the

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



Station Assets; (e) any liability or obligation to any employee or former employee of Buyer or the Station attributable to any period of time after the Closing Date; (f) any liability or obligation of Buyer arising out of any litigation, proceeding, or claim by any person or entity relating to the business or operation of the Station or the Station Assets by Buyer on or after the Closing Date; or (g) any duty, obligation, or liability relating to any pension, 401(k) or other similar plan, agreement, or arrangement provided by Buyer to employees of Buyer.

                                    ARTICLE 2

                              PAYMENTS AND CLOSING

         2.1.     Purchase Price.

                  (a) Payment of Purchase Price. In consideration of Seller's performance of this Agreement, the transfer and delivery of the Station Assets, and the assignment of the FCC Authorizations, on the Closing Date, Buyer will pay to Seller an amount equal to ten (10) times the broadcast cash flow ("BCF") of the Station as stated on or as calculated from the audited financial statements (see Section 5.9 below) of Seller for the twelve (12) month period beginning October 1, 1994 and ending September 30, 1995 minus the total of (I) One Million Dollars ($1,000,000.00) , which has been paid into escrow in accordance with Section 11.2 hereof and which is to be released to Sellers at Closing and less an amount of $50,000.00 (the "Covenant Payment"), which will be allocated to the Covenant Not to Compete (see Section 8.7 below) . As part of the Purchase Price Buyer will assume the Assumed Liabilities and other obligations and liabilities to be assumed by Buyer hereunder on the Closing Date. The Purchase Price shall never exceed an amount equal to ten (10) times the BCF of the Station in the aggregate in order for the Buyer to be obligated to consummate the transactions contemplated by this Agreement and shall never be less than Twenty Three Million Dollars and No Cents ($23,000,000.00), in the aggregate, in order for the Seller to be obligated to consummate the transactions contemplated by this Agreement. The Purchase Price shall be paid by Buyer to Seller by wire transfer of immediately available funds to such bank account(s) as Seller may designate on or prior to the Closing Date. For purposes of calculating the Purchase Price, BCF shall be defined in accordance with Generally Accepted Accounting Principals ("GAAP") applied on a consistent basis without duplication as net income before Federal Income Tax and, to the extent applicable to income, any Illinois Business Tax, plus (on an accrual basis to the extent used in determining net income before taxes) (I) interest, depreciation and amortization (including program amortization) and (ii) corporate overhead allocations and management fees, and plus or minus any other non-cash transactions (such as barter and trade), minus programming payments made, or scheduled to be made in accordance with the original terms of each program contract for such period. Additional adjustments to BCF shall be made in accordance with Schedule 2.1 hereto. The Buyer and Seller shall within ninety days of this date review and reach a final agreement as to the adjustments on
Schedule 2.1.



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



                  (b) Allocation of Purchase Price. Buyer and Seller agree to allocate the Purchase Price among the Covenant Not to Compete and the Station Assets based on the appraisal to be performed by a mutually acceptable appraisal service used generally in the television industry for such appraisals. The parties shall undertake all reasonable efforts to complete this allocation within sixty (60) days from this same date. Buyer and Seller agree to file all relevant returns and reports and (including, without limitation, Forms 8594, Asset Acquisition Statements, and all income and other tax returns) on the basis of such allocations.

         2.2. Closing. The closing of the purchase and sale of the Station Assets (the "Closing") shall be held in the offices of Thomas & Libowitz, P.A., USF&G Tower at 10:00 a.m.., local time, on a regular business day, as should be mutually agreed upon by the parties, which, accept as otherwise provided herein, is not later than December 31, 1996 (the "Closing Expiration Date"). However, if FCC approvals and consents to the transactions contemplated hereby shall have become a "Final Grant" on a date prior to the Closing Expiration Date, Closing shall occur in thirty (30) business days following "Final Grant", provided if the FCC approvals and consents to the transactions contemplated hereby shall become a "Final Grant" less than thirty (30) days prior to the closing Expiration Date, the Closing Expiration Date shall be extended and the Closing shall occur on the thirtieth business day after "Final Grant" which is a business day. The term "Final Grant" is defined for purposes of this Agreement to mean action by the FCC as to which no further steps (including those of appeal or certiorari) can be taken with respect to any action or proceeding, to review, modify, or set the determination aside, whether under Section 402 or 405 of the Communications Act of 1934 (the "Communications Act"), or otherwise. For purposes of this Agreement the term "Closing Date" shall mean the day the closing occurs.

         2.3. Deliveries at Closing. All actions at the Closing shall be deemed to occur simultaneously, and no document or payment shall be deemed to be delivered or made until all documents and payments are delivered or made to the reasonable satisfaction of Buyer, Seller, and their respective counsel.

                  (a) Deliveries by Seller. At the closing, Seller shall deliver to Buyer such instruments of conveyance and other customary documentation as shall in form and substance be reasonably satisfactory to Buyer and its counsel, including, without limitation, the following:

                           (i) one or more bills of sale and affidavits of title
conveying the personal property and all leases, contracts, and other intangible assets included in the Station Assets, and, with the consent of the FCC, one or more assignments of the FCC Authorizations;

                           (ii) any  mortgage  discharges  or  releases of liens
that are necessary in order to transfer the Station  Assets as  contemplated  by
Section 1.3;

                           (iii)  certificates  of Seller as required by Section
8.1(c) hereof;



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



                           (iv)  a  certified   copy  of  the   resolutions   or
proceedings of Seller authorizing the transactions contemplated at Closing by this Agreement;

                           (v)  a  certificate  as to  the  existence  and  good
standing of Seller, each issued by the Illinois Secretary dated shortly before the Closing Date;

                           (vi) a receipt for the Purchase Price;

                           (vii) the opinions of counsel required by Section 8,3
hereof;

                           (viii) all  consents  received by Seller  through the
Closing to the assignment to or assumption by Buyer of licenses, contracts, and leases included in the Station Assets;

                           (ix)  assignments of all Leasehold  Interests and all
necessary consents thereto;

                           (x) special  warranty  deed(s) or other  documents of
conveyance acceptable to Buyer evidencing the Transfer of the Real Property and Real Property Improvements;

                           (xi)  a  list  of  cable   systems  which  carry  the
station's signal as of a date which is not prior to the seventh (7th) day prior to the Closing Date, which list shall be certified by an officer of the Seller as not being materially inaccurate to the best of Seller's knowledge;

                           (xii) the  Covenant  Not to Compete  contemplated  by
Section 8.7 hereof; and

                           (xiii) such other documents as Buyer shall reasonably
request.

                  (b) Deliveries by Buyer. At the Closing, Buyer shall deliver to Seller the Purchase Price and such instruments of assumption and other customary documentation as shall in form and substance be reasonably satisfactory to Seller and its counsel, including, without limitation, the following:

                           (i) the Purchase  Price,  which shall be delivered in
the manner set forth in Section 2.1 hereof;

                           (ii) an assumption of  liabilities  pursuant to which
Buyer will assume the Assumed Liabilities;

                           (iii) a  certificate  of Buyer as required by Section
7.1(c) hereof;



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



                           (iv)  a  certified   copy  of  the   resolutions   or
proceedings  or  Buyer   authorizing  the  transactions   contemplated  by  this
Agreement;

                           (v)  a  certificate  as to  the  existence  and  good
standing of Buyer issued by the Department of Assessments and Taxation of Maryland shortly before the Closing Date and a Certificate of the Illinois Secretary of State as to Buyer's qualification to do business in the State of Illinois;

                           (vi) the  opinion of counsel  required by Section 7.3
hereof;

                           (vii) the  Covenant  Not to Compete  contemplated  by
Section 8.7 hereof; and

                           (viii)   such  other   documents   as  Seller   shall
reasonably request.

         2.4.     Adjustments.

                  (a) Operation of the Station's Assets by the Seller and the income, expenses, and liabilities attributable thereto through 11:59 p.m. on the day preceding the Closing Date (the "Adjustment Date") shall be for the account for the Seller and, thereafter, for the account of the Buyer, and shall be prorated accordingly. Items including, but not limited to power and utility charges, ad valorem, property taxes upon the basis of the most recent assessment available, commissions, wages, payroll taxes, and accrued vacation pay of employees of Seller who enter into employment of Buyer (all such vacation pay accrued prior to the Closing Date is the responsibility of Seller), rents, and similar prepaid and deferred items shall be prorated between Seller and Buyer, the proration to be made as of the Adjustment Date. There shall be no prorations and/or adjustments with respect to any sick leave, personal leave days, accrued on or prior to the Closing Date by any employee of Seller, and Seller shall assume and be responsible for all Liabilities in respect thereto. All special assessments and similar charges or liens imposed against the Realty, Leasehold Interest, and Real Property Improvements in respect of any period of time through the Adjustment Date, whether payable in installments or otherwise, shall be the responsibility of the Seller, and amounts payable with respect to such special assessments, charges, or liens, with respect to any period of time after the Adjustment Date shall be the responsibility of the Buyer and shall be adjusted as required hereunder.

         In the event the Buyer performs or causes to be performed a Phase 1 or Phase 2 Environmental Audit (the "Environmental Audits") prior to or within thirty (30) days after the Closing Date, Seller agrees to contribute up to Thirty Thousand Dollars ($30,000.00) (the "Remediation Fee") to the cost of any remediation advised by such Environmental Audits. Such Remediation Fee shall be part of the adjustments contemplated by this Section 2.4.

         Except for "Related Party Trades" addressed later in this paragraph, all trade, barter, similar arrangements for the sale of advertising time, other than for cash (with the exception of Film or Program Barter Agreements and Radio Barter Agreements) ("Trades") shall be prorated as of the Adjustment Date. If, on the Closing Date, the aggregate value of the Stations performance obligations on or after the Closing Date under all such Trades, less the aggregate value of the goods, services, or other items to be received thereunder, on or after the Closing Date, exceeds Fifty Thousand Dollars ($50,000.00) then the Buyer shall receive a credit against the Purchase Price for the amount of such excess and, if upon the Closing Date the aggregate value of goods, services, or other items to be received under all Trades, exceeds the Stations performance obligations on or after the Closing Date by more than Fifty Thousand Dollars ($50,000.00) , then the Purchase Price shall be increased by an amount of such excess. Trades shall be valued in accordance with the evaluation method currently used by Buyer, which method shall be declared and approved by the Seller, such approval not to be unreasonably withheld. There shall be no other proration or adjustment with respect to Trades, and there shall be no prorations or adjustment with respect to any film or program barter agreements, radio barter agreements, or program contracts, Any related party transactions involving Trades ("Related Party Trades") which result in a liability on Seller's balance sheets as of the Adjustment Date shall be solely Seller's responsibility, shall not be an assumed Liability, and shall not be included in any proration of Trades hereunder.

                  (b) As of the Closing Date, to the extent practical, the adjustments provided in Section 2.4 (a) shall be made on the basis of the then most recently available financial statements and other information of the Station (the "Preliminary Adjustments"). Within forty-five (45) days after the Closing Date, the Buyer shall prepare a closing balance sheet (the "Closing Balance Sheet") as of the closing of business on the Adjustment Date and submit it to the Seller for review. Within seventy-five (75) days after the Closing Date, final adjustment pursuant to Section 2.4 shall be determined, and any required refund or payment shall be made on the basis of the Closing Balance Sheet. if any dispute arises over the amount to be refunded or paid, such refund or payment shall nonetheless be made to the extent such amount is not in dispute.

         If any such dispute can not be resolved by the parties or their respective independent public accountants within ninety (90) days after Closing, it shall be referred to a mutually satisfactory independent accounting firm of national stature which has not been employed by any party hereto for the two (2) years of the date of such referral. Any such referral shall be to an accounting firm selected by the Seller's and Buyer's respective independent public accountants, The determination of such firm shall be conclusive and bonding on each party hereto. one half of the fees of such firm shall be paid by the Seller and the other half shall be paid by the Buyer.

                  (c) To the extent that Buyer receives distributions from the Fox Children's Network ("FCN Profits") after the Closing Date, Buyer shall distribute and pay to the Seller, in an amount not to exceed $82,000 FCN Profits received by it for calendar years 1993, 1994, and 1995, to the extent such FCN Profits are distributed to the Station in calendar years 1996 and 1997; provided, however, that the collection from Fox of any of the FCN Profits shall be the sole responsibility of Seller and Buyer shall not be responsible for the collection on Seller's behalf of any such profits.

                                    ARTICLE 3

                    REPRESENTATIONS AND WARRANTIES OF SELLER

         Seller represents and warrants to Buyer as follows:

         3.1. Organization. Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of Illinois. Seller has the requisite power and authority to carry on the business of the Station now being conducted by it, to own and operate the Station Assets owned and operated by it, and to enter into and consummate the transactions contemplated by this Agreement.

         3.2. Approval/Authority. All requisite actions and proceedings necessary to be taken by Seller in connection with the execution and delivery of this Agreement and the consummation of transactions contemplated hereby and necessary to make the same effective have been, or with respect to the Closing will be, duly and validly taken. This Agreement has been duly and validly authorized, executed, and delivered by Seller and constitutes its valid and binding agreement, enforceable in accordance with and subject to its terms, except as limited by laws affecting the enforcement of creditors' rights or contractual obligations generally.

         3.3. No Defaults. Except as set forth on Schedule 3.3, as of the date of this Agreement (after giving effect to all approvals and consents which have been obtained), neither the execution and delivery by Seller of this Agreement, nor the consummation by Seller of the transactions contemplated by this Agreement to be consummated on, prior, or subsequent to the Closing Date, will constitute, or, with the giving of notice or the passage of time or both, would constitute, a material violation of or would conflict in any material respect with or result in any material breach of or any material default under, any of the terms, conditions, or provisions of the Communications Act, the rules, regulations and public policies of the FCC or any other federal, state and local laws, rules, regulations, ordinances, judgments, orders and/or decrees to which either Seller is subject, or of Seller's Articles of Incorporation or By-laws, or any material contract, agreement, or instrument to which Seller is a party or by which Seller is bound.

         3.4. Brokers. There is no broker or finder or other person or entity who would have any valid claim against Buyer for a commission or broker's fee in connection with this Agreement where the transactions contemplated hereby as a result of any agreement or understanding of or action taken by Seller or any affiliate of Seller.

         3.5. Condition of Assets. All material tangible assets included in Station Assets, including, without limitation, the Realty, the Leasehold Interests, and the Real Property Improvements, are being maintained in accordance with general industry practices and/or good operating condition and repair, ordinary ware and tear excepted.

         3.6.     Title.

                  (a) Seller has good and marketable title to the Real Property listed on Schedule 1.1(c), free and clear of all mortgages, security interests, liens, charges, and encumbrances of any nature whatsoever, except: (I) for liens, for Real Property, taxes not yet due and payable and (ii) as disclosed in
Schedule 1.3 of this Agreement, and (iii) for encumbrances which do not materially detract from the value of the Real Property or which do not materially affect the current use and enjoyment thereof in the operation of the Station. Seller is not in material default under any of the Leasehold Interests. Except as set forth in this Section 3.6 or disclosed on a Certificate of Zoning Classification and Legality of Use from the cities of Peoria and Bloomington, Illinois, or the counties of McLean, Tazewell, Woodford, or Peoria, Illinois (copies of which have been provided to the Buyer), the Realty, Leasehold Interests, and the Real Property Improvements listed on Schedule 1.1(c) and their present uses comply in all material respect with all applicable zoning laws and ordinances; and to the Sellers knowledge, there exists no notice of any violations of housing, building, safety, fire ordinances, with respect to the Realty, Leasehold Interests, and Real Property Improvements listed on Schedule 1.1(c) . The zoning classifications for the Realty and Leasehold Interests listed on Schedule 1.1(c) are set forth on Schedule 1.1(c). The Realty and real property which is subject to the Leasehold Interests is currently serviced by a community sewage system.

         Seller has not received any notice and has no knowledge of any pending, threatened, or contemplated condemnation proceedings affecting the Realty, the Leasehold Interests, or the Real Property Improvements listed on Schedule 1.1(c) or any part thereof or any sale or disposition of the real property which is the subject of the Leasehold Interests or any portion thereof in lieu of condemnation.

         The Seller is not in material default under any of its Leasehold Interests.

                  (b) Seller has good and marketable title to the tangible assets and personal property included in the Station Assets and all such assets and personal property will on the Closing Date be free and clear of all security interests, mortgages, pledges, liens, encumbrances, or charges of any mature, except for Permitted Encumbrances.

         Seller has good and marketable title to the tangible assets and personal property included in the Station Assets, and all such assets and personal property of free and clear of all liens and encumbrances.

         3.7. Insurance. The Station and the Station Assets are, as of the date of this Agreement, adequately insured for their replacement costs by Seller against loss or damage by fire and other hazards and risks of the character usually insured against by persons operating similar properties and businesses under policies issued by insurers of recognized responsibility and Seller agree to keep the Station and Station Assets adequately insured for their replacement costs naming the Buyer as a named insured as its interest appears from this same date forward, through and including the Closing Date.

         3.8.  Contracts.  Schedules  1.1(d),  1.1(e).  1.1(f),  1.(g),  1.1(h),
1,1(n), and 3.10 to this Agreement contain a list of the following, as to which the Station or Seller with respect to the Station is a party;

                  (a) any television network affiliation agreements;

                  (b) contracts evidencing time sales to advertisers or advertising agencies which are "trade" or "barter" transactions which require the furnishing of advertising time on the Station after the date of this Agreement;

                  (c) sales agency or advertising representation contracts which are not terminable by Seller without penalty upon notice of thirty (30) days or less;

                  (d) employment contracts;

                  (e) licenses or agreements under which either Seller is authorized to broadcast on the Station filmed or taped programming supplied by others;

                  (f) leases of personal property which have a term, including renewal options exercisable by any other party thereto, ending more than one year after the date of this Agreement and/or which involve annual payments of more than $10,000.00;

                  (g) contracts not made in the ordinary and usual course of business; and

                  (h) any other contracts which are material to the business and operation of the Station and the Station Assets.

         3.9. Program Contracts. All information regarding the contracts listed on Schedule 1.1(e) is correct and accurate, including, without limitation, the contract price, number of exhibitions licensed or available, the number of exhibitions aired and remaining, the amount of license fees paid and amount of unpaid license fees, any information concerning additional episodes licensed thereunder and the fees therefore, or any other information concerning additional episodes licensed thereunder and the fees therefore, or any other information regarding such contracts set forth in Schedule 1.1(e).

         3.10. Employees. Schedule 3.10 lists all employees of the Seller as of the date of this Agreement and their respective salaries and dates of hire and includes information on the benefits provided to employees (including, without limitation, pension, retirement, hospitalization, life, accident or medical insurance, vacation, and other employee benefit plans, agreements, arrangements, or understandings). Except as described on Schedule 3.10, Seller has no written or oral contracts of employment with any employee. Except as disclosed on
Schedule 3.10, neither Seller is a party to or subject to any collective bargaining agreements with respect to the Station, nor does either Seller have any other contracts with any labor union or other labor organization with respect to the Station. Seller is not a party to any pending or, to the best of its knowledge and belief (after inquiry of the Station's management) , threatened labor dispute affecting the Station.

         3.11. Litigation. Except as set forth on Schedule 3.11 hereto: (I) Seller, with respect to the Station, has not been operating under or subject to or in default with respect to any order, writ, injunction, or decree of any court or federal, state, municipal, or other governmental department, commission, board, agency, or instrumentality which has had or could reasonably be expected to have a material adverse effect on the operations of the Station;
(ii) there is no litigation pending by or against, or to the best of Seller's knowledge and belief (after inquiry of the Station's management) threatened against, Seller related to or affecting any of the Station Assets which materially interferes or could reasonably be expected to materially interfere with the operations of the Station or with Seller's ability to transfer the Station Assets to Buyer. There are no attachments, executions, or assignments for the benefit of creditors or voluntary or involuntary proceedings in bankruptcy pending against or contemplated by Seller, and no such actions have been threatened against Seller. There is no litigation or proceeding pending or, to the best of Sellers knowledge and belief, threatened against or affecting Seller that would affect Seller's ability to carry out the transactions contemplated by this Agreement.

         3.12. Compliance with Laws. Seller, with respect to the Station, is to the best of its knowledge and belief in compliance in all material respects with all applicable laws, regulations, and orders, and the present uses by Seller of the Station Assets does not, to the best of Seller's knowledge and belief I violate any such laws, regulations, or orders in any material respect.

         3.13. Business since December 31, 1995. From December 31, 1995, to the date of this Agreement there has been no material adverse change in the Station's financial condition [as represented in the unaudited balance sheets and related statements of income, operations and cash flows for the fiscal year ended December 31, 1995 (the "1995 Financial Statements") previously delivered by the Seller to the Buyer], business, or assets taken as a whole (provided that the foregoing shall exclude any material adverse change attributable to facts effecting the television industry generally or to the general economical conditions or governmental or legislative laws, rules, regulations), and the business of the Station, in all material respects has been conducted in the ordinary course of business and in the same manner as it was before December 31, 1995.

         3.14. Environmental. To the best of Seller's knowledge and belief and except as stated in Schedule 3.14. neither Seller nor the Station are the subject of any (I) "Superfund" evaluation; (ii) any investigation or proceeding of any governmental authority evaluating whether any remedial action is necessary to respond to release of "Hazardous Substances" as defined by the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CHURCHLY"), "Hazardous Waste" as defined by the Resource Conservation and Recovery Act of 1976 ("RCRA"), or any substance regulated by the Toxic Substances Control Act ("TSCA"); or (iii) any requirement to remove asbestos material or polychlorinated bipheryls. Seller has complied with all applicable federal, state and local environmental laws and regulations, except where the failure to do so would not have a Material Adverse Effect. For purposes of this Section, "Material Adverse Effect" means any change in or effect on the business currently conducted by the Station that is or is reasonably likely to be materially adverse to the Station. Except as stated in
Schedule 3.14., to Seller's knowledge after due inquiry within its organization, but without any independent environmental assessment, as of the Closing Date, neither the Realty, Leasehold Interests, or Real Property Improvements contains any condition or substance which under the aforesaid environmental laws and regulations thereunder, as interpreted as of this date by judicial and regulatory authorities, will result in recovery by any person of remedial or removal costs, expenses or damages, or expenditures by Buyer for abatement or remedial actions. Seller has no reason as of the date of this Agreement to believe that an independent environmental assessment would lead to the discovery of any such condition or substance, Absent any previous knowledge or beliefs by Seller, Seller shall not be deemed in breach of this Article III, Section 3.14. Environmental should any Phase I or Phase II environmental audit performed or caused to be performed by Buyer reveal any such condition or substance.

                                    ARTICLE 4

                     REPRESENTATIONS AND WARRANTIES OF BUYER

         4.1. Incorporation. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Maryland, and, as of the Closing date, will be qualified to transact business in Illinois, and has the corporate power and authority to enter into and consummate the transactions contemplated by this Agreement.

         4.2. Corporate Action. All corporate actions and proceedings necessary to be taken by or on the part of Buyer in connection with the execution and delivery of this Agreement and the consummation of transactions contemplated hereby and necessary to make the same effective have been duly and validly taken. This Agreement has been duly and validly authorized, executed, and delivered by Buyer, and constitutes its valid and binding agreement, enforceable in accordance with and subject to its terms, except as limited by laws affecting the enforcement of creditors' rights or contractual obligations generally.

         4.3. No Defaults. As of this Agreement or the Closing Date, the execution and delivery by Buyer of this Agreement, or the consummation by Buyer of the transactions contemplated hereby, do not or will not constitute or, with the giving of notice or the passage of time or both, would not constitute a violation of or would conflict with or result in any breach of or default under any of the terms, conditions, or provisions of any judgment, law, or regulation, or Buyer's certificate of incorporation or bylaws, or any contract, agreement, or instrument to which Buyer is a party or by which it is or will be bound.

         4.4. Brokers. To Buyer's knowledge there is no broker or finder or other person who would have any valid claim against Seller for a commission or brokerage in connection with this Agreement or the transactions contemplated hereby as a result of any agreement or understanding of or action taken by Buyer.

         4.5. Litigation. There is no litigation, proceeding, or investigation of any nature pending or, to the best of Buyer's knowledge, threatened against or affecting it that would affect Buyer's ability fully to carry out the
transactions   contemplated  by  this  Agreement.   There  are  no  attachments,
executions, or assignments for the benefit of creditors or voluntary or involuntary proceedings in bankruptcy pending against or contemplated by Buyer, and no such actions have been threatened against Buyer.

                                    ARTICLE 5

                     COVENANTS OF SELLER PENDING THE CLOSING

         5.1. Maintenance of Business until Closing. Until the Closing Date, Seller shall, with respect to the Station Assets, continue to carry on its business and operations and keep its books of account, records, and files complete in the ordinary course of business. Seller shall operate the Station in all material respects in accordance with the terms of and in compliance in all material respects with all applicable laws and FCC rules and regulations.

         Seller will maintain in full force and effect through the Closing Date adequate property damage (at replacement cost), liability, and other insurance with respect to the Station Assets.

         Prior to the Closing Date, Seller will not, without the prior written consent of Buyer (to the extent the following restrictions are permitted by the FCC and all applicable law):

                  (a) sell, lease, transfer, or agree to sell, lease, or transfer any Station Assets which are material to the operation of the station, considered as a whole or which have individually or in the aggregate a value in excess of $10,000.00 without replacement thereof with a substantially equivalent asset of substantially equivalent kind, condition, and value;

                  (b) enter into any contract of employment or collective bargaining agreement which will be binding on Buyer, permit any increases in the compensation of any of the Station's employees; provided, however, that Seller may pay bonuses to any of its employees;

                  (c) apply to the FCC for any construction permit that would materially restrict the Station's present operations or make any material change in the Station's Real Property, Real Property Improvements or Leasehold Interests.

         Seller shall be entitled to renew or extend the term of any contract listed on Schedules 1.1(c), 1.1(d), 1.1(e), and 1.1(f) which, by its terms, expires or will expire prior to December 31, 1996; provided, however, such renewal or extension does not increase the amounts payable thereunder during such renewal or extension term unless said increase is in accordance with the Station's usual practices and which increase has been approved in advanced by Buyer,

         5.2. Goodwill/Compliance with Agreements. Seller shall use all reasonable efforts to preserve the business organization of the Station and preserve the goodwill of the Station's suppliers, customers, and others having business relations with it in accord with the provisions of this Agreement.

         5.3. Reports; Access to Facilities, Files, and Records. From time to time from the date hereof through the closing Date, at the request of Buyer, Seller shall give or cause to be given to the officers, employees, agents, and representatives of Buyer: (a) access (in the presence of any representative designated by Seller) upon reasonable prior notice, during normal business hours, to all facilities, properties, accounts, books, deeds, title papers, insurance policies, licenses, agreements, contracts commitments, records, equipment, machinery, fixtures, furniture, vehicles, accounts payable and receivable, and inventories of Seller relating to the Station, and (b) all such other information in Seller's possession concerning the affairs of the Station as Buyer may reasonably request; provided, however, that the foregoing does not unreasonably disrupt or interfere with the business and operations of Seller or the Station.

         5.4. Notice of Proceedings. Seller will promptly notify Buyer in writing upon becoming aware of any order or decree or any complaint praying for an order or decree restraining or enjoining the consummation of this Agreement or the transactions contemplated hereunder, or upon receiving any notice from any governmental department, court, agency, or commission of its intention to institute an investigation into or institute a suit or proceeding to restrain or enjoin the consummation of this Agreement or such transactions, or to nullify or render ineffective this Agreement or such transactions if consummated.

         5.5. Confidential Information. Seller shall not use or disclose to any person or entity (except as may be required by law or in conducting the Audit (as defined in Section 5.9), and then only with notice to Buyer) any confidential information received from Buyer or its agents in the course of investigating, negotiating, and completing the transactions contemplated by this Agreement. Nothing shall be deemed confidential information that: (a) is or was known to either Seller at the time of its initial disclosure to either Seller or any representative of either Seller; (b) has become or becomes publicly known or available other than through disclosure by either Seller; (c) is or was rightfully received by Seller from any person or entity unrelated to either Seller; or (d) is or was independently developed by either Seller.

         5.6. Consummation of Closing. Seller shall use reasonable efforts to fulfill and perform all conditions and obligations on their part to be fulfilled and performed under this Agreement and to cause all terms and conditions set forth herein to be fulfilled and cause the transactions contemplated by this Agreement in connection with the Closing to be fully carried out.

         5.7 Notice of Certain Developments. Seller shall give prompt written notice to Buyer if prior to the Closing Date: (a) Station Assets shall have suffered damage on account of fire, explosion, or other cause of any nature; (b) the regular broadcast transmission of the Station in the normal and usual manner in which it heretofore has been operating is interrupted in any material manner for a period of more than ten (10) consecutive days; or (c) carrying the Station's signal of such market cable system's intention to delete the Station from carriage or chan Station's channel position on such market cable system.

         5.8. Covenants of Sellers Prior to Closing. Seller covenants and agrees that until the Closing occurs:

                  (a) Consents. Seller will use reasonable efforts (without being required to make any payment not specifically required by the terms of any licenses, leases, and other contracts) to obtain or cause to be obtained prior to the Closing Date consents to the assignment to or assumption by Buyer of all material licenses, leases, and other contracts included in the Station Assets that require the consent of any third party by reason of the transactions provided for in this Agreement. If any material necessary consent or approval is not obtained prior to the Closing Date, then Seller will cooperate with Buyer in any reasonable arrangement deemed necessary or desirable by Buyer to provide to Buyer, after the Closing Date, the benefits under such contracts, including enforcement for the benefit of Buyer of any and all rights of Seller against third parties.

                  (b) Consummation of Agreement. Seller shall use their best efforts to fulfill and perform all conditions and obligations on their part to be fulfilled and performed under this Agreement and to cause the transactions contemplated by this Agreement to be fully carried out.

                  (c ) Updated Information. Seller agrees to provide to Buyer on or shortly prior to the Closing Date a list of any additional leases or contracts which would have been required to be listed on Schedule 1.1(d), 1.1(e), 1.1(f), or 3.10.

                  (d) Hart-Scott-Rodino. As promptly as practicable Seller shall prepare and file all documents with the Federal Trade Commission and the United States Department of Justice, as is required to comply with the Hart-Scott-Rodino Antitrust Improvements Act of 1976 ("Hart-Scott-Rodino Act"), and shall promptly furnish all materials thereafter requested by any of the regulatory agencies having jurisdiction over such filings.

                  (e) Environmental Audit. Upon notification and request by the Buyer, Seller agrees, as soon as practicable after said notification and request by Buyer, to grant to Buyer and its Agents access to the Realty, Leasehold interests, and Real Property Improvements, for the purpose of conducting, at Buyer's Expense, the Environmental Audits. Any such Environmental Audits shall be conducted by a reputable environmental investigatory firm of the Buyers choice.
                  (f) Application for Commission Consent. As promptly as practicable after the date of this Agreement and no event later than fifteen
(15) days after the date hereof, Seller will complete Seller's portion of applications to the FCC requesting its written consent to the assignment of the FCC Authorizations for the Station to Buyer, and upon receipt of Buyer's applications pursuant to Article Six, Section 6.4 (c) , Application for Commission Consent, will promptly file such applications with the FCC jointly with Buyer. Seller will diligently take or cooperate in the taking of all steps that are necessary, proper, or desirable to expedite the preparation of such applications and its prosecution to a "Final Grant", as that term is defined in Article II, Section 2.2 Closing. Seller will promptly provide Buyer with a copy of any pleading, order, or other document served on it relating to such applications. The Seller shall make timely application for any renewals or extensions of the FCC Licenses which may be required by any applicable FCC rules, regulations or procedures.

         5.9. Audit of Station. Immediately following the date hereof and within ninety (90) days thereafter, the Buyer shall conduct an audit (the "Audit") the financial operations of the Station for the twelve (12) month period beginning October 1, 1994 and ending September 30, 1995. This Audit will be the basis for determining the BCF and the Purchase Price. The Seller and the Seller's agents, servants, and employees will cooperate with the Buyer and the Buyer"s agents, servants and employees in conducting and completing the Audit within ninety (90) days from the date hereof. It is anticipated that the Audit will be completed on or prior to ninety (90) days from the date hereof, and copies of the Audit will be delivered to the Seller as soon as practical after completion. The Audit will be conducted by Arthur Andersen L.L.P., the Buyer's independent certified public accounting firm, and the results thereof, along with the determination of BCF and the Purchase Price, will be conclusive and binding on both parties hereto.

                                    ARTICLE 6

                     COVENANTS OF BUYER PENDING THE CLOSING

         6.1. Confidential Information. Buyer shall not use for its or any third party's benefit and shall not disclose to third parties (except as may be required by law or which is necessary in completing the Audit) any confidential information (including, without limitation, financial information and information regarding program contracts and revenue) received from Seller or their agents in the course of investigating, negotiating, and performing the transactions contemplated by this Agreement. Nothing shall be deemed to be confidential information that: (a) is known to Buyer at the time of its disclosure to it; (b) becomes publicly known or available other than through disclosure by Buyer; (c) is rightfully received by Buyer from a third party; or
(d) is independently developed by Buyer.

         6.2.  Consummation  of Agreement.  Subject to the provisions of Section
11.1 of this Agreement, Buyer shall use its best efforts to fulfill and perform all conditions and obligations on its part to be fulfilled and performed under this Agreement and to cause the transactions contemplated by this Agreement to be fully carried out. Buyer agrees to cooperate with Seller in connection with obtaining consents to the assignment to or assumption by Buyer of licenses, leases, and other contracts included in the Station Assets, and to execute such assumption instruments as may be required in connection with obtaining such consents.

         6. 3. Notice of Proceeding. Buyer will promptly notify seller in writing upon becoming aware of any order or decree or any complaint praying for an order or decree restraining or enjoining the consummation of this Agreement or the transactions contemplated hereunder, or upon receiving any notice from any governmental department, court, agency, or commission of its intention to institute an investigation into or institute a suit or proceeding to restrain or enjoin the consummation of this Agreement or such transactions, or to nullify or render ineffective this Agreement or such transactions if consummated.

         6.4. Covenants of Buyer Prior to Closing. Buyer covenants and agrees that until the closing occurs:

                  (a) Consents for Closing. Buyer will use reasonable efforts jointly with Seller to obtain or cause to be obtained prior to the Closing Date all necessary consents relating to the Station Assets for the Closing and to execute such assumption instruments as may be required in connection with obtaining any necessary consent, so long as such assumption instruments and/or agreements do not alter the original terms and conditions of the contracts in question in any material respect to the detriment of Buyer.

                  (b) Hart-Scott-Rodino. As promptly as practicable Buyer shall prepare and file all documents with the Federal Trade Commission and the United States Department of Justice, as is required to comply with the Hart-Scott-Rodino, and shall promptly furnish all materials thereafter requested by any of the regulatory agencies having jurisdiction over such filings.

                  (c) Application for Commission Consent. As promptly as practicable after the date of this Agreement and in no event later than fifteen
(15) days from the date hereof, Buyer will complete and give to Seller a fully executed copy of Buyer's portion of the application to the FCC requesting its written consent to the assignment of the FCC Authorizations for the station (and any extension or renewals thereof) to Buyer. Buyer will diligently take or cooperate in the taking of all steps that are necessary, proper, or desirable to expedite the preparation of such application and its prosecution to a Final Grant as that term is defined in Article 2, Section 2.2 Closing. Buyer will promptly provide Seller with a copy of any pleading, order, or other documents served on it relating to such application.

         6.5. Audit of Station. As soon as practical, but not later than forty five (45) days after the date hereof , Buyer covenants to cause its accountants, Arthur Andersen L.L.P., to conduct and complete the Audit at Buyer's expense for the purposes of preparing audited financial statements of the Seller and the Station for the purposes of establishing the Station's BCF and the Purchase Price.
                                    ARTICLE 7

                     CONDITIONS TO THE OBLIGATIONS OF SELLER

         The obligations of Seller to consummate the transactions contemplated by this Agreement are, at their option, subject to the fulfillment of the following conditions prior to or at the Closing Date:

         7.1.     Representations Warranties, Covenants.

                  (a) each of the representations and warranties of Buyer contained in this Agreement shall have been true and accurate in all material respects as of the date when made and shall be deemed to be made again on and as of the Closing Date and shall then be true and accurate in all material respects except to the extent changes are permitted or contemplated pursuant to this Agreement;

                  (b) Buyer shall have performed and complied in all material respects with each and every covenant and agreement required by this Agreement to be performed or complied with by it prior to or at the Closing Date; and

                  (c) Buyer shall have delivered to Seller a certificate of an officer of Buyer dated as of the Closing Date certifying to the fulfillment of the conditions set forth in Sections 7.1(a) and 7.1(b).

         7.2.     Proceedings.

                  (a) As of the Closing Date, no action or proceeding shall have been instituted and be pending before any court or governmental body to restrain or prohibit, or to obtain substantial damages in respect of, the consummation of this Agreement that, in the reasonable opinion of Seller, may reasonably be expected to result in a preliminary or permanent injunction against such consummation or, if the transactions contemplated hereby were consummated, an order to nullify or render ineffective this Agreement or such transactions or the recovery against Seller of substantial damages; and

                  (b) As of the Closing Date, none of the parties to this Agreement shall have received written notice from any governmental body of (I) its intention to institute any action or proceeding to restrain or enjoin or nullify this Agreement or the transactions contemplated hereby, or to commence any investigation (other than a routine letter of inquiry, including a routine civil investigative demand) into the consummation of this Agreement, or (ii)the actual commencement of such an investigation.

         7.3 Opinion of Counsel. Seller shall have received opinions of Buyer's counsel and Buyer's special FCC counsel, each dated as of the Closing Date, in the forms attached to this Agreement as Schedule 7.3.

         7.4. Hart-Scott-Rodino. The waiting period under the Hart-Scott-Rodino Act shall have expired, and there shall not be outstanding any order of a court restraining the transactions contemplated hereby.

         7.5. Other Instruments. Buyer shall have delivered to Seller such instruments, documents, and certificates as are contemplated by Section 2.3(b) to be delivered on the Closing Date.

         7.6. The Audit. Buyer shall have delivered the Audit to the Seller and the determination of Seller's BCF for fiscal year ended September 30, 1995 on or before ninety (90) days from the date hereof.

         7.7. Allocations. Buyer shall have entered into an agreement with Seller as to the allocation of the Purchase Price.

         7.8. BCF. The BCF of the Station for the twelve (12) month period beginning October 1, 1995 and ending September 3, 1995, as calculated pursuant to Section 2.1(b) hereof, shall be no less than Two Million Three Hundred Thousand Dollars and No Cents ($2,300,000.00).

         7.9. Covenants Not to Compete. The Seller shall have received the Covenant Not to Compete from Buyer in the form attached as Schedule 8.7 to this Agreement along with the Covenant Payments.

                                    ARTICLE 8

                     CONDITIONS TO THE OBLIGATIONS OF BUYER


         The obligations of Buyer under this Agreement are, at its option, subject to the fulfillment of the following conditions prior to the Closing Date.

         8.1.     Representations, Warranties, Covenants.

                  (a) Each of the representations and warranties of Seller contained in this Agreement shall have been true and accurate in all material respects as of the date when made and shall be deemed to be made again on and as of the Closing Date and shall then be true and accurate in all material respects except to the extent changes are permitted or contemplated pursuant to this Agreement.
                  (b) Seller shall have performed and complied in all material respects with each and every covenant and agreement required by this Agreement to be performed or complied with by it prior to or at the Closing Date, including the delivery to Buyer of the instruments conveying the Station Assets to Buyer.

                  (c) Seller shall have delivered to Buyer a certificate of an officer of Seller dated the Closing Date certifying to the fulfillment of the conditions set forth in Sections 8.1(a) and 8.1(b).

         8.2.     Proceedings.

         As of the Closing Date, (a) no action or proceeding shall have been instituted and be pending before any court or governmental body to restrain, or prohibit or to obtain substantial damages in respect of, the consummation of this Agreement that, in the reasonable opinion of Buyer, may reasonably be expected to result in a preliminary or permanent injunction against such consummation or, if the transactions contemplated hereby were consummated, an order to nullify or render ineffective this Agreement or such transactions or the recovery against Seller of substantial damages; and (b) none of the parties to this Agreement shall have received written notice from any governmental body of (I) its intention to institute any action or proceeding to restrain or enjoin or nullify this
Agreement or the transactions contemplated hereby, or to commence any investigation (other than a routine letter of inquiry, including a routine civil investigative demand) into the consummation of this Agreement, or (ii) the actual commencement of such an investigation.

         8.3 Opinion of Counsel. Buyer shall have received an opinion of Seller's counsel dated as of the Closing Date in the form attached to this Agreement as Schedule 8.3(I), and an opinion of Seller's special FCC counsel dated, as of the Closing Date in substantially the form attached to this Agreement as Schedule 8.3(ii).

         8.4. Hart-Scott-Rodino. The waiting period under the Hart-Scott-Rodino Act shall have expired, and there shall not be outstanding any order of a court restraining the transactions contemplated hereby.

         8.5. Consents. Sellers shall have obtained prior to the Closing Date any necessary consents from third parties with respect to Station's network affiliation in agreements and to the contracts included in the Station Assets as are listed as "material" on Schedule 8.5 to this Agreement.

         8.6. Leases/Subleases. The Buyer shall have received from the Seller, certain leases (the "Leases" or the "Subleases") for the Realty, Leasehold Interests and/or Real Property Improvements, fully executed by the Seller which will enable the Buyer to continue to operate the Station Assets consistent with: previous operating expenses and practices, (ii) Stations current FCC
Authorizations, and (iii) all FCC Rules, Regulations and Procedures, The Leases/Subleases to be delivered hereunder and which are contemplated hereby shall be reasonably acceptable to the Buyer and shall be consistent in all material terms with the material terms of the existing Leases/Subleases for the Leasehold Interests and Real Property Improvements.

         8.7. Covenant Not to Compete. Buyer shall have received a Covenant Not to Compete from Seller in the form of Schedule 8.7 to this Agreement.

         8.8. Other Instruments. Seller shall have delivered to Buyer such instruments, documents, and certificates as are contemplated by Section 2.3(a) and Section 11.14 hereof.

         8. 9. Allocations. The Seller shall have entered into an agreement with the Buyer as to the allocation of the Purchase Price.

                                    ARTICLE 9

                                 INDEMNIFICATION

         9.1. Survival. All statements of any party contained in this Agreement (including the Schedules hereto) or in any certificate delivered by it pursuant to this Agreement shall be deemed to be representations and warranties made pursuant to this Agreement. The representations, warranties, covenants, and agreements of Seller and Buyer contained in or made pursuant to this Agreement shall be deemed to have been made as of the date of this Agreement and, to the extent applicable, on the Closing Date, shall survive the Closing Date, and shall remain operative and in full force and effect for a period of one (1) year after the Closing Date regardless of any investigation or statement as to the results thereof made by or on behalf of any party; provided, however, that: (I) Buyer's obligation to pay, perform, and discharge the Assumed Liabilities shall survive until such Assumed Liabilities have been paid, performed, or discharged in full; (ii) Seller's obligations with respect to all obligations and liabilities not assumed by Buyer pursuant to this Agreement shall survive until such obligations and liabilities have been paid, performed, or discharged in full; (iii) the covenants and agreements contained in this Article 9 shall continue in full force and effect until fully discharged; (iv) the representations and warranties contained in Sections 3.4 and 4.4 (Brokers) shall continue in full force and effect in perpetuity; and (v) any covenants or agreements contained herein or made pursuant hereto which by their terms are to be performed after the Closing shall survive until fully performed and discharged in full.

         9.2. Indemnification of Buyer. Seller agrees that, after the Closing, it shall indemnify and hold Buyer harmless from and against any and all damages, claims, losses, expenses, costs, obligations, and liabilities including, without limiting the generality of the foregoing, liabilities for reasonable attorneys' fees and expenses ("Loss and Expense") suffered directly or indirectly by Buyer by reason of or arising out of (I) any material breach of a representation or warranty made by Seller pursuant to this Agreement; (ii) any material failure by Seller to perform or fulfill any of its covenants or agreements set forth in this Agreement; (iii) any failure by Seller to pay, perform, or discharge any liabilities or obligations not specifically assumed by Buyer pursuant to this Agreement; or (iv) any litigation, proceeding, or claim by any third party arising from the business or operations of the Station by Seller prior to the Closing Date, except to the extent arising from obligations or liabilities of or assumed by Buyer pursuant to this Agreement.

         9.3. Indemnification of Seller. Buyer agrees that, after the closing, it shall indemnify and hold Seller harmless from and against any and all Loss and Expense suffered directly or indirectly by Seller by reason of or arising out of (I) any material breach of representation or warranty made by Buyer pursuant to this Agreement; (ii) any material failure by Buyer to perform or fulfill any of its covenants or agreements set forth in this Agreement; (iii) any failure by Buyer to pay, perform, or discharge any Assumed Liabilities or any other obligations or liabilities of or assumed by Buyer under this Agreement; or (iv) any litigation, proceeding, or claim by any third party arising from the business or operations of the Station on or after the Closing Date.

         9.4. Limitation of Liability. Notwithstanding Sections 9.1, 9.2 and 9. 3 hereof , after the Closing, Seller shall not indemnify or otherwise be liable to Buyer, and Buyer shall not indemnify or otherwise be liable to Seller unless the aggregate amount of Buyer's or Seller's, as applicable, Loss and Expense exceeds Ten Thousand Dollars ($10,000.00), in which event the indemnified party shall be entitled to recover its aggregate Loss and Expense inclusive of such Ten Thousand Dollars ($10,000.00) threshold; provided, however, that the foregoing limitation shall not be applicable to the obligation of Buyer to pay and discharge any Assumed Liabilities or any other obligations or liabilities of Buyer under this Agreement or the obligation of Seller to pay and discharge liabilities to third parties not assumed by Buyer hereunder.

         9.5. Bulk Sales Indemnity. Buyer hereby waives compliance with the provisions of any applicable bulk transfer laws, and Seller covenants to pay and discharge when due all debts, obligations, and liabilities incurred prior to the Closing Date relating to the Station and/or the Station Assets except the Assumed Liabilities and other obligations assumed by Buyer under this Agreement. Seller further agrees to indemnify and hold Buyer harmless from and indemnify Buyer against any and all Loss and Expense, including, without limitation, any claims made by creditors, with respect to non-compliance with any bulk transfer law, except to the extent that such claims result from the Assumed Liabilities and other obligations or liabilities to be paid or discharged by Buyer as provided in this Agreement and/or Buyer's failure to pay the same when due.

         9.6. Notice of Claims. If Buyer or Seller believe that it has suffered or incurred any Loss and Expense, such party shall notify the other promptly in writing and, in any event, within the applicable time period specified in
Section 9.1, describing such Loss and Expense, the amount thereof, if known, and the method of computation of such Loss and Expense, all with reasonable particularity and containing a reference to the provisions of this Agreement in respect of which such Loss and Expense shall have occurred. If any action at law or suit in equity is instituted by a third party with respect to which any of the parties 'intends to claim any liability or expense as Loss and Expense under this Article 9, such party shall promptly notify the indemnifying party of such action or suit.

         9.7. Defense of Third Party Claims.  The indemnifying  party under this
Article 9 shall have the right to conduct and control through counsel of its own choosing any third party claim, action, or suit, but the indemnified party may, at its election, participate in the defense of any such claim, action, or suit at its sole cost and expense provided that, if the indemnifying party shall fail to defend any such claim, action, or suit, then the indemnified party may defend through counsel of its own choosing such claim, action, or suit, and (so long as it gives the indemnifying party at least fifteen (15) days' notice of the terms of the proposed settlement thereof and permits the indemnifying party to then undertake the defense thereof) settle such claim, action, or suit, and to recover from the indemnifying party the amount of such settlement or of any judgment and the costs and expenses of such defense. The indemnifying party shall not compromise or settle any third party claim, action, or suit without the prior written consent of the indemnified party, which consent will not be unreasonably withheld or delayed.

                                   ARTICLE 10

                              POST-CLOSING MATTERS

         10.1 Employee Matters. Buyer shall have no obligation to hire or retain any employees of Seller subsequent to the Closing Date. Buyer does not agree to pay and/or reimburse Seller for and/or to indemnify Seller from and against any severance, sick leave, personal days, accrued vacation, or other liabilities arising out of Seller's termination of the employment of any of its employees in connection with the sale of the Station to Buyer (including, without limitation, any liabilities under the so-called WARN Act or any applicable state laws regarding termination of employees), This Section 10.1 shall operate exclusively for the benefit of the parties to this Agreement and not for the benefit of any other person or entity.

         10.2. Corporate Name. Promptly after the Closing Date, Seller shall take such action as is necessary to change or abandon the use of the name of WYZZ-TV except as may be required by applicable law or regulation. Notwithstanding anything in this Agreement to the contrary, Seller shall be entitled to continue to use the name WYZZ-TV in connection with the collection of any disputed receivables not collected by Buyer as provided herein.

         10.3. Receivables. For a period of ninety (90) days after the Closing Date, Buyer, as agent for Seller, agrees to use reasonable efforts in accordance with normal business practices (but not including resorting to litigation or threat thereof) to collect on behalf of Seller all accounts receivable of the Station accrued through the Closing Date. All payments received from account debtors shall be applied on a "first in, first out" basis, except to the extent:
(a) any account debtor may have specified otherwise, in which case, the account debtor's instructions shall govern; or (b) an account is disputed by the account debtor as properly d from account debtors shall be applied on a "first in, first out" basis, except to the extent: (a) any account debtor may have specified otherwise, in which case, the account debtor's instructions shall govern; or (b) an account is disputed by the account debtor as properly due, and the account debtor has so notified Buyer in writing, in which case, all payments received shall be applied as provided above, except to the extent of such dispute. Buyer will promptly give Seller written notice of any such dispute with respect to which Buyer has received notice from the account debtor. The full amount of all payments collected by Buyer monthly shall be remitted to Seller within fifteen (15) days after the end of each calendar month during such ninety (90) day period. So long as Buyer is in compliance with this Section 10.3 neither Seller, nor its agents, shall make any direct solicitation of the account debtors for collection purposes or other direct attempts to collect from account debtors during such ninety (90) period except as may be agreed to by Buyer, except with respect to those accounts which may be or become more than ninety (90) days past due, and except those accounts from which Buyer has received written notice of a dispute from the account debtor. Immediately following such ninety (90) day period, Buyer shall furnish Seller with all files concerning any uncollected receivables, and Buyer shall have no further responsibilities hereunder except to remit promptly to Seller any amounts subsequently received by it on account of such receivables.

                                   ARTICLE 11

                            TERMINATION/MISCELLANEOUS



     11.11. Termination of Agreement Prior to the closing Date. This Agrement may be terminated at any time on or prior to the closing Date as follows:

          (a)     By Seller:

                  (1) if any of the conditions provided in Article 7 hereof have not been met by the time required and have not been waived provided that the failure to meet such conditions is not due to Seller's breach of the Agreement; or


                  (ii) if Buyer fails to deliver any payment as required by Sections 2. 1 (a) by or at the time such payment is due hereunder.

          (b)     By Buyer:

                  (1) if any of the conditions or deliveries provided in Article 8 and required by Section 11. 14 hereof have not been met or delivered by the time required and have not been waived provided that the failure to meet such conditions is not due to Buyer's breach o the Agreement; or



          (c)     By Either Buyer or Seller as Follows:

          (I)     by mutual consent of all parties; or


          (ii) if the Closing shall not have been completed by the dates set forth in Article II, Section 2.2.

     The parties hereto agree that 'time is of the essence with respect to the provisions of this Section 11.1.

     11.2. Liabilities upon Termination.
           ---------------------------

          (a) Simultaneous with the execution and delivery of this Agreement, Buyer and Seller are entering into an escrow agreement (the "Escrow Agreement") with First Mariner Bank, a Maryland banking corporation, as escrow agent (the "Escrow Agent"), substantially in the form of Schedule 11.2(a) hereto; and in connection therewith, Buyer is depositing with Escrow Agent the amount of One Million Dollars $1,000,000.00 (the "Escrow Deposit") by check or by wire transfer of immediately available funds, and any interest thereon will be held for the account of Buyer in accordance with the Escrow Agreement. Seller and Buyer each agree to give notice to the Escrow Agent only in accordance with the Escrow Agreement and this Section 11.2.

          (b) The full amount of the Escrow Deposit shall be payable to Seller if the Agreement is terminated by Seller pursuant to Article 11, Section 11.1 Termination of Agreement, Subsection (a) By Seller.

          (c) The full amount of the Escrow Deposit shall be payable to Buyer if: (i) the Agreement is terminated by Buyer pursuant to Article 11, Section
11.1 Termination of Agreement, Subsection (b) By Buyer; or (ii) the Agreement is terminated by either party pursuant to Article 11, Section 11.1 Termination of Agreement, Subsection (c) By Either Buyer or Seller as Follows.

          (d) Seller's sole and exclusive remedy for any termination of this Agreement or any failure of performance or compliance by Buyer with any covenant or agreement contained in this Agreement prior to the Closing shall be its right to receive the Escrow Deposit as provided in this Section 11.2. Buyer's sole and exclusive remedies for any wrongful failure of performance or compliance by Seller with any covenant, warranty, or agreement contained in this Agreement shall be (i) its right to the return of the Escrow Deposit as provided in this Agreement, and (ii) its right to seek specific enforcement of this Agreement against Seller subject to FCC approval and other required approvals; provided, however, Buyer shall not be entitled to specific performance unless it shall have complied with and shall not be in breach of the terms and conditions of this Agreement.

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

     11.3. Expenses. Each party hereto shall bear all of its expenses incurred in connection with the transactions contemplated by this Agreement, including, without limitation, accounting and legal fees incurred in connection herewith provided that Seller and Buyer each shall pay one-half (1/2) of the FCC filing fees, the Hart-Scott-Rodino Act filing fee, and any sales or transfer taxes arising from transfer of the Station Assets.

     11.4. Assignments. This Agreement shall not be assigned by any party hereto without the prior written consent of the other party except that Buyer may assign its rights and interests hereunder to any third party provided that Buyer gives seller written notice thereof and that such assignment shall not relieve
Buyer of any of its obligations or liabilities hereunder without Seller's consent. Any attempt to assign this Agreement without the required consent shall be void. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

     11.5. Further Assurances. From time to time prior to, at, and after the Closing Date, each party hereto will execute all such instruments and take all such actions as another party being advised by counsel shall reasonably request in connection with carrying out and effectuating the intent and purpose hereof, and all transactions and things contemplated by this Agreement, including, without limitation, the execution and delivery of any and all confirmatory and other instruments, in addition to those to be delivered on the Closing Date, and any and all actions which may reasonably be necessary to complete the transactions contemplated hereby.

     11.6. Notices. All notices, demands, and other communications which nay or are required to be given hereunder or with respect hereto shall be in writing, shall be delivered personally or sent by nationally recognized overnight delivery service, charges prepaid, or by registered or certified mail, retum-receipt requested, and shall be deemed to have been given or made when personally delivered, the next business day after delivery to such overnight delivery service, five (5) days after deposited in the mail, first class postage prepaid, addressed as follows:

          (a)       If to Seller:

                    Bloomington Comco, Inc.
                    2250 Seymour Avenue
                    Cincinnati, Ohio 45212
                    Attn: Gerald J. Robinson

                    With Copy to:

or to such other address as Seller may from time to time designate.

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

 (        b)        If to Buyer:

                    Sinclair Broadcast Group, Inc.
                    2000 W. 41st Street
                    Baltimore, Maryland 21211
                    Attn: Mr. David D. Smith

                    With Copy to:

                    Steven A. Thomas, Esquire
                    Thomas & Libowitz, P.A.
                    The USF&G Tower
                    100 Light Street
                    Suite 1100
                    Baltimore, Maryland 21202-1053

or to such other address as Buyer may from time to time designate.

     11.7. Captions. The captions of Articles and Sections of this Agreement are
for  convenience   only,  and  shall  not  control  or  affect  the  meaning  or construction of any of the provisions of this Agreement.

     11 .8. Law Governing. THIS AGREEMENT SHALL BE GOVERNED BY, CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF MARYLAND WITHOUT REFERENCE TO ITS PRINCIPLES OF CONFLICT OF LAWS, EXCEPT TO THE EXTENT THAT THE FEDERAL LAW OF THE UNITED STATES GOVERNS THE TRANSACTIONS CONTEMPLATED HEREBY.

     11.9. Consent to Jurisdiction, Etc. IN THE EVENT OF ANY ACTION OR PROCEEDING WITH RESPECT TO ANY MATTER PERTAINING TO THIS AGREEMENT, THE PARTIES HERETO HEREBY WAIVE THE RIGHT TO A TRIAL BY JURY, THE PARTIES HERETO HEREBY IRREVOCABLY CONSENT TO THE NONEXCLUSIVE JURISDICTION AND VENUE OF THE COURTS OF ILLINOIS LOCATED IN THE CITY OF BLOOMINGTON AND OF ANY FEDERAL COURT LOCATED IN THE CENTRAL DISTRICT OF ILLINOIS IN CONNECTION WITH ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT THE PARTIES HERETO HEREBY WAIVE PERSONAL SERVICE OF ANY PROCESS IN CONNECTION WITH ANY SUCH ACTION OR PROCEEDING AND AGREE THAT THE SERVICE THEREOF MAY BE MADE BY CERTIFIED OR REGISTERED MAIL ADDRESSED TO OR BY PERSONAL DELIVERY TO THE OTHER PARTY AT SUCH OTHER PARTY'S'S ADDRESS SET FORTH PURSUANT TO PARAGRAPH 11*6 HEREOF* IN THE ALTERNATIVE, IN ITS DISCRETION, ANY OF THE PARTIES

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

HERETO MAY EFFECT SERVICE UPON ANY OTHER PARTY IN ANY OTHER FORM OR MANNER PERMITTED BY LAW,

     11.10. Waiver of Provisions. The terms, covenants, representations, warranties, and conditions of this Agreement may be waived only by a written instrument executed by the party waiving compliance. The failure of any party at any time or times to require performance of any provision of this Agreement shall in no manner affect the right at a later date to enforce the same. No waiver by any party of any condition or the breach of any provision, term, covenant, representation, or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such condition or of the breach of any other provision, term, covenant, representation, or warranty of this Agreement.

     11.11. Counterparts. This Agreement may be executed in two (2) or more counterparts, and all counterparts so executed shall constitute one (1) agreement binding on all of the parties hereto, notwithstanding that all the parties are not signatory to the same counterpart.

     11.12. Entire Agreement/Amendments. This Agreement (including the Schedules hereto), constitute the entire Agreement among the parties pertaining to the subject matter hereof and supersede any and all prior and contemporaneous agreements, understandings, negotiations, and discussions, whether oral or written, between them relating to the subject matter hereof. No amendment or waiver of any provision of this Agreement shall be binding unless executed in writing by the party to be bound thereby.

     11.13. Access to Books and Records. Buyer shall preserve for at least three
(3) years after the Closing Date all books and records included in the Station Assets. At the request of Seller, Buyer agrees from time to time to give to the officers, employees, accountants, and counsel of Seller access, upon reasonable prior notice during normal business hours, to the property, accounts, books, contracts, records, accounts payable and receivable, records of employees of Seller and other information concerning the affairs of the Station and to the employees of Buyer as Seller may reasonably request in connection with any audit by State of Federal Agencies of the Seller or the Station for any period prior to the Closing Date and Seller's preparation of tax returns and reports. At the request of Buyer, Seller agrees from time to time to give the officers, employees, accountants, and counsel of Buyer access, upon reasonably prior notice during normal business hours, to the books, records, and files retained by Seller with respect to the business and operation of the Station by Seller as Buyer may reasonable request in connection with an audit of the Station. Both the Buyer and Seller shall be permitted at their own expense to make extracts from or copies of the foregoing books, records, and files of the other party.

     11.14. Delivery of Schedules: This Agreement has been executed by the parties hereto prior to the attachment of the Schedules to be supplied by Seller. The Seller has agreed that all Schedules shall be completed within forty-five (45) days from this same date and shall be supplied by Seller to Buyer within Sixty (60) days of this same date, at which time all Schedules shall be attached hereto and shall be a part hereof. If the Schedules have not been completed and delivered in accordance with this Section 11,14, the Seller shall have breached its obligations hereunder.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed by their duly authorized officers, all as of the day and year first above written.

WITNESS/ATTEST:                              SELLER

                                             BLOOMINGTON COMCO, INC.


- ----------------------------------           By:_________________________(SEAL)



                                             BUYER:

                                             WYZZ, INC.



- ----------------------------------           By:_________________________(SEAL)



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